Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

15% SUBORDINATED PROMISSORY NOTE

$	Durham, North Carolina
[__________] (the “Issue Date”)

FOR VALUE RECEIVED, Icagen, Inc., a Delaware corporation (the “Company”), with its principal place of business at 4222 Emperor Boulevard, Suite 350, Research Triangle Park, Durham, North Carolina 27703, its successors and assigns (the “Company”), promises to pay to the order of [_________________] (“Payee”), having an address at [_______________________], the principal sum of [_________________] Dollars ($[_________________]) on or before February 28, 2023 (the “Maturity Date”), together with interest on the principal amount hereof at the rate of fifteen percent (15%) per annum (“PIK Interest”), which PIK Interest shall be added to increase the outstanding balance of the Note. Payments of principal are to be made in lawful money of the United States of America unless Payee agrees to another form of payment. The PIK Interest shall be calculated based on a 360-day year and shall accrue commencing on the Issue Date of the Note until payment in full of the outstanding principal together with all accrued and unpaid PIK Interest

1. THIS NOTE SHALL BE SUBORDINATED IN RIGHT OF PAYMENT IN ALL RESPECTS TO (A) THAT CERTAIN CREDIT AGREEMENT AND GUARANTY, DATED AS OF AUGUST 31, 2018, AMONG THE COMPANY, AS BORROWER, THE GUARANTORS PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO AND PERCEPTIVE CREDIT HOLDINGS II, LP (“PERCEPTIVE”), AS ADMINISTRATIVE AGENT (B) THAT CERTAIN CREDIT AGREEMENT AND GUARANTY, DATED AS OF AUGUST 31, 2018, AMONG ICAGEN-T, INC., A DELAWARE CORPORATION, AS BORROWER, THE COMPANY, AS GUARANTOR, THE OTHER GUARANTORS PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO AND PERCEPTIVE, AS ADMINISTRATIVE AGENT AND (C) ANY ADDITIONAL LOANS MADE BY PERCEPTIVE TO THE COMPANY (COLLECTIVELY, AS SUCH CREDIT AGREEMENTS MAY BE MODIFIED, AMENDED OR RESTATED IN THEIR ENTIRETY OR OTHERWISE FROM TIME TO TIME, THE “CREDIT AGREEMENTS”). IF ANY PAYMENT IN ANY FORM WITH RESPECT TO THIS NOTE IS COLLECTED OR RECEIVED BY PAYEE (OTHER THAN ANY PAYMENT OF PIK INTEREST NOT PAID IN CASH), SUCH PAYMENT SHALL BE HELD BY PAYEE IN TRUST FOR THE BENEFIT OF THE CREDITORS UNDER THE CREDIT AGREEMENTS AND SHALL FORTHWITH BE PAID OVER TO PERCEPTIVE, IN ITS CAPACITY AS ADMINISTRATIVE AGENT UNDER EACH CREDIT AGREEMENT, TO BE CREDITED AND APPLIED AGAINST THE OBLIGATIONS DUE TO THE CREDITORS UNDER SUCH CREDIT AGREEMENTS, BUT WITHOUT AFFECTING, IMPAIRING OR LIMITING IN ANY MANNER THE LIABILITY OF THE COMPANY UNDER ANY OTHER PROVISION OF THIS NOTE.

2. If the Company shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, then, and upon the happening of any such event, the Payee at its option, may declare the entire unpaid balance of the principal hereunder immediately due and payable with interest thereon as herein provided.

3. Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of one percent (1%) per month; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law.

4. Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

5. All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

6. The Company agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

7. This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of New York.

8. This Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, without premium or penalty.

9. This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company.

ICAGEN, INC.

By:
Name:	Richard Cunningham
Title:	Chief Executive Officer